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              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT

                               HarvardNET INC.
                               ---------------
                              Name of Registrant

         Delaware                                     04-3194739
  ------------------------                     ----------------------------
  (State of Incorporation)                 (IRS employer identification number)

                             500 Rutherford Avenue
                                Boston, MA 02129
                               ------------------
                           (Principal office address)


    Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned, having power of attorney under the Registration Statement on Form S-1 (the "Registration Statement"), File Number 333-80529, relating to common stock, par value $0.01 per share (the "Common Stock"), of HarvardNET Inc., being the agent for service of process named in the Registration Statement and being an authorized representative of HarvardNET Inc., hereby requests that the Registration Statement be withdrawn, effective immediately. HarvardNET Inc. no longer intends to sell the Common Stock registered thereby.


                                         HARVARDNET INC.


                                         By: /s/ Mark M. Washburn
                                             --------------------------
                                             Name: Mark M. Washburn
                                             Title: President and Chief
                                                     Executive Officer

                                         Dated: September 13, 1999